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                                                                     EXHIBIT 8.1

                    [SMITH, GILL, FISHER & BUTTS LETTERHEAD]


                                 June 9, 1994


Ferrellgas, Inc.
Ferrellgas Finance Corp.
One Liberty Plaza
Liberty, MO 64068

Gentlemen:

          We refer to the Preliminary Prospectus (the "Prospectus") included in the Registration Statement on Form S-1 filed by Ferrellgas, Inc. and Ferrellgas Finance Corp. with the Securities and Exchange Commission on June ___, 1994, relating to the offering of the Senior Notes described in the Prospectus. Defined terms used therein have the same meaning when used herein.

          We are of the opinion that the statements of legal conclusion with respect to the principal Federal income tax consequences of ownership and disposition of the Senior Notes to Holders under the heading "Certain Federal Income Tax Consequences" in the Prospectus are materially correct.

          In reaching such conclusion, we have relied on the accuracy of the facts recited, the terms and conditions of the instruments referred to and the representations made in the Prospectus. We have also assumed that Ferrellgas, L.P. will be treated as a partnership for Federal income tax purposes.

          Our opinion is based upon Federal income tax law as of the date hereof, including the provisions of the Code, the applicable regulations thereunder, existing judicial authority and current administrative rulings and practice. Future legislative, judicial or administrative changes or interpretations, which may or may not be retroactive, could affect the statements of legal conclusion upon which we are opining.
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          We hereby consent to the filing of this opinion letter as Exhibit __
to the Registration Statement to which the Prospectus relates.

                                             Very truly yours,

                                       SMITH, GILL, FISHER & BUTTS,
                                        a Professional Corporation


                                        By /s/ James M. Lucas

                                              James M. Lucas

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